                                                                   EXHIBIT 10.17

CONFIDENTIAL TREATMENT                      **Confidential treatment has been
HAS BEEN REQUESTED FOR                      requested with respect to the
CERTAIN PORTIONS OF THIS                    information contained within the
DOCUMENT                                    "[**]" marking. Such marked
                                            portions have been omitted from
                                            this filing and have been filed
                                            separately with the Securities and
                                            Exchange Commission.


                               15 FEBRUARY 2000






                             TRANSCEPTGATE LIMITED

                                      and

                                 LOOKSMART LTD

                                      and

                           LOOKSMART (BARBADOS) INC

                                      and

                               BT LOOKSMART LTD

                                      and

                        BRITISH TELECOMMUNICATIONS PLC



                            JOINT VENTURE AGREEMENT

[* * *] - Confidential Treatment Requested

THIS JOINT VENTURE AGREEMENT is made on 15 February 2000


BETWEEN

(1) TRANSCEPTGATE LIMITED whose registered office is at Queen Victoria House, Queen Victoria Street, Douglas, Isle of Man ("BTH");

(2) LOOKSMART LTD with its principal place of business at 625 Second Street, San Francisco, CA 94107, USA ("LOOK");

(3) LOOKSMART (BARBADOS) INC. with its principal place of business at Hastings Business Services Limited, Hastings, Christ Church, Barbados ("LOOK BARBADOS");

(4) BT LOOKSMART LTD, a Bermuda exempted company, whose registered office is at Clarendon House, 2 Church Street, Hamilton HM CX, Bermuda ("BT LOOKSMART"); and

(5) BRITISH TELECOMMUNICATIONS plc whose registered office is at 81 Newgate Street, London, EC1A 7AJ ("BT").


WHEREAS

(A) LOOK BARBADOS and BTH wish to agree terms for the formation of a business venture for the purpose of making available and exploiting the revenue and profit opportunities available from portal web sites and supply of component parts of those portal web sites, with a brand agreed with equal prominence given to each party's brand, with regional or country-specific appellations. These sites will provide category-based Internet directory services and associated "portal" functionality similar to existing LOOK sites and other Web portals but will be targeted at Internet users residing in or carrying on business in the Territory.

(B) LOOK wishes to expand its consumer internet business and content service provision outside its current core territories, the United States of America, Canada and Australia and is seeking a partner to increase the speed to market of its portal proposition through distribution and territory know-how.

(C) BTH wishes to increase its presence outside the United Kingdom in the portal business and to provide content and a portal platform for the ISPs of its joint ventures.

(D) LOOK BARBADOS is the owner of the existing Territory Databases. The parties wish to combine LOOK's Databases, associated with the existing LOOK sites and any Territory Databases developed by LOOK, or to be developed by the joint venture and LOOK BARBADOS, and LOOK's other technical and software experience, market knowledge, content, Internet culture and reputation with BTH's knowledge, contacts, ability to generate users through its ISP and other access businesses, applications and reputation.

(E) LOOK BARBADOS and BTH have formed BT LOOKSMART which will develop, market and sell products and/or services in the Territory pursuant to licensing arrangements between LOOK, LOOK BARBADOS and BT LOOKSMART and utilising other third party products and/or services.

(F) LOOK BARBADOS and BTH are entering into this Agreement to establish the manner in which BT LOOKSMART is to be established and to set out the terms governing the relationship of BTH and LOOK BARBADOS as shareholders of BT LOOKSMART.

(G) The parties intend to utilise their complementary skills to secure this venture as a successful business venture. BTH and LOOK BARBADOS desire to have BT LOOKSMART act and BT LOOKSMART desires to act as an independent vehicle for the BT LOOKSMART activities described in this Agreement.


IT IS AGREED as follows:

1.   INTERPRETATION

Definitions

1.1 In this Agreement, the following terms shall (unless the context requires otherwise) have the following respective meanings:

     "Accounting Principles" is defined in Clause 12;

     "affiliate" means a company in which a party holds directly or indirectly 20 per cent or more of the equity share capital or controls directly or indirectly, 20 percent or more of the voting rights;

     "Agreed Form" means in relation to any document (or the draft of it) the form which BTH and LOOK BARBADOS have initialled for the purposes of identification;

     "Ancillary Agreements" means the list of agreements set out in Schedule 1;

     "Best Market Terms" means terms equivalent to the best available terms (taking into account price, quality of service, volume, performance and other relevant criteria) which the relevant party offers to a third party and which in the context of regulated services will mean the applicable published tariffs and terms and conditions;

     "Board" means the board of directors of BT LOOKSMART;

     "BTAP" means a company within the Territory in which BT holds directly or indirectly an interest in the equity share capital or with whom BT has a strategic relationship;

     "BT Directors" means the directors of BT LOOKSMART from time to time appointed by the BT Shareholder pursuant to Clause 9.2;

     "BT Group" means all companies which control or are controlled by BT, either directly or indirectly, through one or more companies, control being defined as the holding of 50 per cent or more of the equity share capital or of the voting rights of the controlled company;

     "BT LOOKSMART Group" means all companies which are controlled by BT LOOKSMART, either directly or indirectly, through one or more companies, control being defined as the holding of 50 per cent or more of the equity share capital or of the voting rights of the controlled company;

     "BT Shares" means Shares with nominal value of US$.01 each of BT LOOKSMART, held from time to time by BTH or other members of the BT Group;

     "BT Shareholder" means BTH and its successors and/or such member of the BT Group which is the holder(s) for the time being of BT Shares;

     "BT Trade Mark Licence Agreement" means the agreement set out in Schedule
     3;

     "Budget" means a budget for BT LOOKSMART for a particular Financial Year (in a format approved from time to time by the Board);

     "Business Day" means a day on which banks generally are open in Sydney for a full range of business;

     "Business Plan" means a 5 year rolling business plan for BT LOOKSMART (in a format approved from time to time by the Board) to be updated annually having its origins in the Initial Business Plan;

     "Bye-laws" means the Bye-laws of BT LOOKSMART to be adopted pursuant to Clause 5.3, in the form to be agreed between BTH and LOOK BARBADOS (as they may subsequently be altered from time to time);

     "CEO" means the chief executive officer from time to time of BT LOOKSMART;

     "CFO" means the chief financial officer from time to time of BT LOOKSMART;

     "Chairman" means the chairman from time to time of the Board;

     "Company" includes any body corporate, wherever incorporated;

     "Completion" means completion of the matters set out in Clause 5.1;

     "Directors" means directors of BT LOOKSMART;

     "Fair Price" means the fair value, having regard to all relevant factors, of the relevant Shares between a willing seller and a willing third party buyer without any premium or discount being attributable to the percentage of the issued share capital of BT LOOKSMART constituted by the relevant Shares;

     "free access portal" means the combination of portal and Internet access, for which the only charges to the end user are local rate telephony charges;

     "Financial Year" means each financial year of BT LOOKSMART beginning on 1 January and ending on 31 December;

     "holding company" shall be construed in accordance with sections 736 and 736A of the UK Companies Act 1985, as amended;

     "Initial Business Plan" means the first Business Plan as set out in
     Schedule 4;

     "Initial Period" means the period from the date of signing of this Agreement to and including 31 March 2001;

     "Insolvency Event" is defined in Clause 21;

     "Intellectual Property Rights" means registered designs, copyright of any kind, database rights, rights (contractual or otherwise) to prevent disclosure or use of confidential information, and any other similar form of intellectual property or proprietary rights, statutory or otherwise, whether registrable or not and shall include applications for any of them;

     "ISP" means internet service provider;

     "Loan Agreement" means the loan agreement referred to in Clause 5.2;

     "Loco" means an operating subsidiary or a local presence of BT LOOKSMART in a country within the Territory;

     "LOOK Databases" means web directory databases, created and owned by LOOK, of web sites for countries and/or languages not in the Territory;

     "LOOK Directors" means the directors of BT LOOKSMART from time to time appointed by the LOOK Shareholder pursuant to Clause 9.2;

     "LOOK Group" means all companies which control or are controlled by LOOK, either directly or indirectly, through one or more companies, control being defined as the holding of 50 per cent or more of the equity share capital or of the voting rights of the controlled company;

     "LOOK Licensing Agreement" means the agreement in the form set out in
     Schedule 5, pursuant to which LOOK grants BT LOOKSMART exclusive rights to the LOOK Databases and LOOK BARBADOS grants BT LOOKSMART exclusive rights to the Territory Databases;

     "LOOK Services Agreement" means the agreement to be entered into between LOOK BARBADOS and BT LOOKSMART containing the principles set out in
     Schedule 6 pursuant to which LOOK BARBADOS shall provide certain services to BT LOOKSMART, including the creation of Territory Databases;

     "LOOK Shares" means Shares with nominal value of US$.01 each of BT LOOKSMART, held from time to time by LOOK BARBADOS or other members of the LOOK Group;

     "LOOK Shareholder" means LOOK BARBADOS and its successors and/or such member of the LOOK Group which is the holder(s) for the time being of LOOK Shares;

     "LOOK Trade Mark Licence Agreement" means the agreement in the form set out in Schedule 14;

     "LOOK Transfer Agreement" means the agreement, in the form set out in
     Schedule 15, to be entered into for the transfer to a member of the BT LOOKSMART Group of LOOK's business and assets in the Territory;

     "Memorandum" means the Memorandum of Association of BT LOOKSMART, a copy of which is set out in Schedule 2 (as it may subsequently be altered from time to time);

     "BT LOOKSMART Business" has the meaning set out in Clause 3.1;

     "parties" means LOOK, LOOK BARBADOS, BTH, BT and BT LOOKSMART, and party shall be construed accordingly;

     "Peak Funding Requirement" means the maximum aggregate amount of cash required to implement and build a successful BT LOOKSMART Business in accordance with the plans set out in the Initial Business Plan, as may be amended from time to time;

     "Performance Objectives" means the Year One Performance Objectives and/or the Year Two Performance Objectives, as appropriate;

     "portal" means an internet site, based on current and future Territory Databases and LOOK's and BT LOOKSMART's Intellectual Property Rights, which aggregates general content and services designed for users in the Territory;

     "Regulatory Action" means any order of a court of competent jurisdiction or any order, decision or view made, given or expressed by a competent governmental or regulatory authority or agency or an enhancement of a legislative body:

          (a) which after Completion would materially prohibit or restrict the carrying on of BT LOOKSMART Business as contemplated by this Agreement; or

          (b) in consequence of which, any of the Parties would incur fines or a liability in damages were this Agreement to be performed in accordance with its terms;

     "Shareholders" means the LOOK Shareholder and the BT Shareholder (and Shareholder shall be construed accordingly);

     "Shareholder Matters" means the matters so defined in Clause 11.2;

     "Shares" means shares in BT LOOKSMART with voting rights;

     "subsidiary" shall be construed in accordance with sections 736 and 736A of the UK Companies Act 1985 (as amended);

     "Territory Databases" means existing web directory databases created and/or owned by LOOK or LOOK BARBADOS for the Territory at the date of this Agreement and any web directory databases created by LOOK BARBADOS on behalf of BT LOOKSMART after the date of this Agreement, ownership of which shall vest in LOOK BARBADOS until such time as the Performance Objectives are met, at which time ownership shall thereafter vest in BT LOOKSMART;

     "Territory" means the countries comprising (i) all of Europe and (ii) Asia Pacific but excluding Australia and China but including Hong Kong and Taiwan, as identified in Schedule 7;

     "URL" means Uniform Resource Locator;

     "USA" means United States of America;

     "VISP" means virtual internet service provider;

     "WAP" means wireless application protocol;

     "wholesale services" means any services offered to third parties by BT LOOKSMART including, without limitation, homepage programming, search, licensing and syndication;

     "Year One Performance Objectives" means the performance objectives set out in Paragraph 1.1 of Schedule 8;

     "Year Two Performance Objectives" means the performance objectives set out in Paragraph 1.2 of Schedule 8.

Clauses and Schedules

1.2 Except where the context requires otherwise, references to Clauses and Schedules are to Clauses of or Schedules to this Agreement.

Headings

1.3 Headings are inserted for convenience only and shall not affect the construction of this Agreement or the Schedules.

1.4 In this Agreement, words and terms shall be read and construed in accordance with trade, custom and usage in the Internet and e-commerce business in the United Kingdom.

2.   CHARACTERISTICS OF BT LOOKSMART

2.1 BT LOOKSMART is a company incorporated on 27 January 2000 in Bermuda as an exempted company with an authorised share capital of US$12,000 consisting of 12,000 shares with a par value of US$1.00 with 6,000 shares issued to BTH and 6,000 shares issued to LOOK BARBADOS. The share capital was subsequently subdivided into 1,200,000 shares with a par value of US$0.01. On 7 February 2000, or such later date as BTH and LOOK BARBADOS shall agree, the authorised share capital of BT LOOKSMART shall be increased from US$12,000 to US$2,000,000 by the creation of 198,800,000 new shares with a par value of US$.01. Fifteen million (15,000,000) of such new shares shall be set aside for the BT LOOKSMART stock plan to be established pursuant to Clause 15.2.

2.2 The directors of BT LOOKSMART on the date hereof are Evan Thornley, Vernon Irvin, Stephen Davies, Anthony Castagna, Timothy Pethick and a Chief Financial Officer to be appointed pursuant to Clause 9.10.

3.   BUSINESS OF BT LOOKSMART

BT LOOKSMART Business

3.1  The business of BT LOOKSMART ("BT LOOKSMART Business") is:

     (a) To be a leading Internet media company which offers content-rich free Internet based services, based on the Territory Databases and the LOOK Databases and other services, to users resident in the Territory by building and maintaining a portal in each country in the Territory, the aim of which is for BT LOOKSMART to be one of the top three amongst its competitors in the relevant country as measured by page views, visitors, registered users, revenues and applications.

     (b) To be a leading Internet media company which offers wholesale Internet based services in the Territory by:

          (i)  offering wholesale services in each country in the Territory;

          (ii) working with BT or a BTAP, if any, or a third party in each country in the Territory to offer packaged wholesale access and wholesale services.

3.2 BT LOOKSMART's initial business shall be narrowband and BT LOOKSMART shall develop services to be delivered over other means including broadband and mobile. Subject to the agreement of BTH, BT LOOKSMART will be given the opportunity to participate in any emerging distribution channels offered by BT or a BTAP including but not limited to WAP.

3.3 BT LOOKSMART shall be responsible for the development or acquisition of specific Territory content and applications, for the operation, support and maintenance of any Territory file servers, applications and technologies, for marketing in the Territory, ad sales, business development, additional content licensing and developing Intellectual Property Rights.

3.4 BT LOOKSMART shall commence business in those countries as set out in the Initial Business Plan. BT LOOKSMART may set up a Loco to conduct its business in a particular country within the Territory. A BTAP or other third party may be offered a shareholding in Loco with the consent of the Shareholders.

3.5 The parties shall consider on a country by country basis whether BT LOOKSMART shall offer a free access portal.

Commercial principles

3.6 The activities of BT LOOKSMART shall be conducted in the best interests of BT LOOKSMART in accordance with the general principles of the then current Business Plan approved by the Board and on sound commercial basis and in compliance with applicable local laws and regulations.


4.  REPRESENTATIONS AND WARRANTIES ON SIGNATURE

    LOOK, LOOK BARBADOS, BTH and BT each warrant and represent to each other that:

     (a) it has obtained all necessary corporate authorisations to enter into this Agreement and the Ancillary Agreements; and

     (b) nothing in its Bye-laws or internal regulations prevents the full performance of its obligations under this Agreement and the Ancillary Agreements.

5.   COMPLETION


Completion

5.1 Completion shall take place at Clarendon House, 2 Church Street, Hamilton HM CX, Bermuda on 16 February 2000 or such later date as BTH and LOOK BARBADOS shall agree but in any event no later than 28 February 2000, when the events set out below shall take place:

     (a) LOOK BARBADOS shall subscribe unconditionally for 41,900,000 Shares at an issue price of US$.0238 per share, payment for which shall be made in accordance with Clause 8.2;

     (b) BTH shall subscribe unconditionally for 41,900,000 Shares at an issue price of US$.0238 per share, payment for which shall be made in accordance with Clause 8.3;

     (c) LOOK BARBADOS and BTH shall procure that BT LOOKSMART allots and issues and BT LOOKSMART shall allot and issue:

          (A) 41,900,000 Shares to LOOK BARBADOS credited as fully paid; and

          (B) 41,900,000 Shares to BTH credited as fully paid;

          and BT LOOKSMART shall cause the names of LOOK BARBADOS and BTH to be entered in the register of members of BT LOOKSMART as the respective holders of the Shares subscribed by them and that share certificates are issued to LOOK BARBADOS and BTH in respect of such Shares;

     (d) LOOK BARBADOS and BTH shall procure that Evan Thornley, Anthony Castagna, Timothy Pethick, Vernon Irvin and Stephen Davies are appointed to the Board of Directors of BT LOOKSMART with Evan Thornley being appointed Chairman of BT LOOKSMART and that Richard Jenkyn of Codan Services Limited in Hamilton, Bermuda be appointed Secretary of BT LOOKSMART.

     (e) LOOK, LOOK BARBADOS and BT LOOKSMART shall execute and deliver the LOOK Licensing Agreement and LOOK and BT LOOKSMART shall execute and deliver the LOOK Trade Mark License Agreement;

     (f) BT LOOKSMART shall adopt and LOOK BARBADOS and BTH shall approve the Initial Business Plan;

     (g) BT and BT LOOKSMART shall execute and deliver the BT Trade Mark Licence Agreement;

     (h)  LOOK and BTH shall enter into the Loan Agreement.

5.2 LOOK undertakes to enter into the LOOK Transfer Agreement and LOOK BARBADOS, BTH and BT LOOKSMART shall procure that an appropriate company from a tax perspective within the BT LOOKSMART Group shall enter into the LOOK Transfer Agreement on the date specified in a written notice from BT LOOKSMART to LOOK that the transfer is to take place, such date to be no earlier than the third Business Day after the date of such notice.

5.3 Within 30 days after the date of this Agreement, BTH and LOOK BARBADOS shall agree the form of Memorandum and Byelaws and BT LOOKSMART shall and BTH and LOOK BARBADOS shall procure that BT LOOKSMART shall adopt such Memorandum and Byelaws.

5.4 No party shall be obliged to complete any of the transactions or do any of the things referred to in subclause 5.1(a) to (g) unless all other transactions and things referred to in those subclauses are completed in accordance with subclauses 5.1(a) to (g).

Rescission

5.5 If a party shall fail or be unable to comply with any of its obligations under subclause 5.1(a) to (g), the parties not in default may together:

     5.5.1 defer Completion to a date not more than 28 days after the date set by Clause 5.1; or

     5.5.2 agree to proceed to Completion so far as practicable (without prejudice to its rights hereunder); or

     5.5.3  rescind this Agreement.

6.   RELATIONSHIP BETWEEN BT LOOKSMART, THE  LOOK GROUP AND THE BT GROUP


6.1 LOOK BARBADOS, BTH and BT LOOKSMART hereby agree that BT LOOKSMART shall and BT LOOKSMART shall procure that Locos shall acquire telecommunications products and services from the BT Group or a BTAP provided that their Best Market Terms for providing the same are as favourable as a third party's Best Market Terms (or, if not available, arm's length terms) for providing the same.

6.2 BT and BT LOOKSMART shall use their respective reasonable endeavours to procure that a BTAP located in a country in which BT LOOKSMART is conducting or is about to conduct business, enters into a commercial relationship with BT LOOKSMART for the provision of services by BT LOOKSMART which may include BT LOOKSMART programming the BTAP's ISP home page provided that BT LOOKSMART's Best Market Terms for providing the same are as favourable as a third party's Best Market Terms (or, if not available, arm's length terms) for providing the same.

6.3 Subject to agreeing commercial terms and to applicable law and regulation, BT shall provide on- and off-web marketing of BT LOOKSMART and Loco services and, if possible, shall promote the business of BT LOOKSMART and the relevant Loco through its BTAP in a relevant country and the partners of the BTAP (including but not limited to BTAPs and their partners that are providers of mobile services), to the customers of such BTAP and partners.

6.4 LOOK BARBADOS, BTH and BT LOOKSMART agree that BT LOOKSMART shall and BT LOOKSMART shall procure that Locos shall acquire applications, including email and IP communications services from the BT Group, a BTAP or the LOOK Group provided that their Best Market Terms for providing the same are as favourable as a third party's Best Market Terms (or, if not available, arm's length terms) for providing the same. If more than one of the BT Group, a BTAP and the LOOK Group could provide the application, then whichever provides the Best Market Terms shall provide the application subject to its Best Market Terms for providing the same being as favourable as a third party's Best Market Terms (or, if not available, arm's length terms) for providing the same.

6.5 LOOK BARBADOS, BTH and BT LOOKSMART agree that BT LOOKSMART shall and BT LOOKSMART shall procure that Locos shall acquire wholesale access, network and hosting platforms from the BT Group or a BTAP, provided that their Best Market Terms for providing the same are as favourable as a third party's Best Market Terms (or, if not available, arm's length terms) for providing the same.

6.6 Subject to agreeing commercial terms and to applicable law and regulation, LOOK shall provide on-and-off-web marketing of BT LOOKSMART`s services and shall promote the business of BT LOOKSMART.

6.7 BT LOOKSMART and LOOK BARBADOS shall enter into the LOOK Services Agreement within three months after the date of this Agreement. Until the LOOK Services Agreement is entered into, LOOK BARBADOS shall use its best endeavours to create new Territory Databases in accordance with the principles set out in Schedule 6 as requested by BT LOOKSMART and BT LOOKSMART shall pay for the creation of such new Territory Databases at cost as set out in Schedule 6. BT LOOKSMART shall reimburse LOOK at LOOK's cost as set out in Schedule 17 for the creation of any Territory Databases which BT LOOKSMART has requested LOOK or LOOK BARBADOS to develop and the databases developed by LOOK or LOOK BARBADOS for the Territory since 3 December 1999.

     The parties agree that ownership of any new Territory Databases created by LOOK BARBADOS on behalf of BT LOOKSMART after the date of this Agreement shall vest in LOOK BARBADOS until such time as BT LOOKSMART shall have met the Performance Objectives, at which time any new Territory Databases thereafter created by LOOK BARBADOS on behalf of BT LOOKSMART shall vest in BT LOOKSMART. All such new Territory Databases owned by LOOK BARBADOS shall be licensed to BT LOOKSMART pursuant to the terms of the LOOK Licensing Agreement.

6.8 BT LOOKSMART and LOOK BARBADOS shall agree a staffing plan each year that the LOOK Services Agreement is in effect for the staffing of offices established by the

     LOOK Group to work on the Territory Databases. Provided the Performance Objectives have been met, the parties agree that BT LOOKSMART shall have an option to acquire all (but not some only unless agreed by the parties) of the editorial staff identified on the agreed staffing plan referred to in this Clause 6.8 of one or more of the offices established by the LOOK Group to work on the Territory Databases under the LOOK Services Agreement which may be by way of acquisition of the subsidiary of LOOK which employs such staff and/or by way of transfer of the relevant staff. The option to acquire such staff may be exercised by BT LOOKSMART by giving written notice to LOOK at any time after [* * *]. The consideration for the acquisition of such staff shall be [* * *]. The transfer shall be effected within six months after the date of the written notice by BT LOOKSMART referred to in this Clause 6.8. LOOK BARBADOS shall indemnify BT LOOKSMART in respect of any losses, claims, proceedings, liabilities, costs and expenses arising out of or in connection with any claim by a member of such staff, including without limitation, for unfair dismissal, breach of employment regulations, breach of contract of employment or similar employment issue which arises or relates to a period prior to the date that such staff are transferred to BT LOOKSMART. BT LOOKSMART shall indemnify LOOK BARBADOS in respect of any losses, claims, proceedings, liabilities, costs and expenses arising out of or in connection with any member of such staff which arises or relates to a date after the date that such staff are transferred to BT LOOKSMART.

6.9 LOOK shall grant the licences to the LOOKSMART Technology (as defined in the LOOK Licensing Agreement) pursuant to the terms of the LOOK Licensing Agreement.


6.10 Other than services provided under any Ancillary Agreement or pursuant to Clause 6.1 to 6.6 above, LOOK BARBADOS, BTH and BT LOOKSMART hereby agree that BT LOOKSMART shall and BT LOOKSMART shall procure that Locos shall acquire products and services from the BT Group, a BTAP or the LOOK Group where such products and services are available from the BT Group and/or a BTAP and/or the LOOK Group provided, in each case, that the BT Group's or a BTAP's or the LOOK Group's Best Market Terms for providing the same are as favourable as a third party's Best Market Terms (or, if not available, arm's length terms) for providing the same. If each of the BT Group, a BTAP and the LOOK Group could provide the product or service, then whichever provides the Best Market Terms shall provide the product or service subject to its Best Market Terms for providing the same being as favourable as a third party's Best Market Terms (or, if not available, arm's length terms) for providing the same.

7.   TERRITORY DATABASES AND TECHNOLOGY



7.1  If the Year One Performance Objectives are met during the Initial Period:

     7.1.1 LOOK BARBADOS shall transfer to BT LOOKSMART at no cost the legal and beneficial ownership with full title guarantee and shall assign with full title guarantee all of LOOK BARBADOS' Intellectual Property Rights in the Territory Databases existing at the date of such transfer. Such transfer shall be subject to LOOK's retention of ownership and Intellectual Property Rights to the LOOK trademarks which are licensed to BT LOOKSMART pursuant to the LOOK Trade Mark License Agreement; and shall be subject to Clauses 7.4 and 7.8 below, subject to the non-exclusive, non perpetual license granted to the Inktomi Corporation ("Inktomi") pursuant to the Portal Services Agreement dated 6 November 1999 between LOOK and Inktomi, and subject to the non-exclusive, non perpetual syndication and license agreements identified as exhibits to the LOOK Transfer Agreement. Such transfer to BT LOOKSMART shall take place on the tenth Business Day after the date on which LOOK or LOOK BARBADOS receives notice that the Performance Objectives are met;

     7.1.2 Pursuant to the terms of the LOOK License Agreement, LOOK shall continue to license to BT LOOKSMART the LOOK Databases on an exclusive (in the Territory), non-transferable basis; and

     7.1.3  The Year Two Performance Objectives shall not apply.

7.2 If the Year One Performance Objectives have not been met at the end of the Initial Period, the licenses to the LOOK Database and the Territory Databases in the LOOK Licensing Agreement shall be extended pursuant to the terms of the LOOK Licensing Agreement on the same terms for an additional twelve (12) month period to 31 March 2002 and the Year Two Performance Objectives shall apply.

7.3 If the Year Two Performance Objectives are met during the period commencing on 1 April 2001 and ending on 31 March 2002:

     7.3.1 LOOK BARBADOS shall transfer to BT LOOKSMART at no cost the legal and beneficial ownership with full title guarantee and shall assign with full title guarantee all of LOOK BARBADOS' Intellectual Property Rights in the Territory Databases existing at the date of such transfer. Such transfer shall be subject to LOOK's retention of ownership and Intellectual Property Rights to the LOOK trademarks which are licensed to BT LOOKSMART pursuant to the LOOK Trade Mark License Agreement; and shall be subject to Clauses 7.4 and 7.8 below, subject to the non-exclusive, non perpetual license granted to the Inktomi Corporation ("Inktomi") pursuant to the Portal Services Agreement dated 6 November 1999 between LOOK and Inktomi, and subject to the non-exclusive, non perpetual syndication and license agreements identified as exhibits to the LOOK Transfer Agreement. Such transfer to BT LOOKSMART shall take place on the tenth Business Day after the date on which LOOK or LOOK BARBADOS receives notice that the Performance Objectives have been met; and

     7.3.2 Pursuant to the terms of the LOOK Licensing Agreement, LOOK shall continue to license to BT LOOKSMART the LOOK Databases on an exclusive (in the Territory), non-transferable basis.

7.4 The parties acknowledge that the Territory Databases contain URL Content which LOOK does not own and that LOOK does not transfer ownership of Intellectual Property Rights in such URL Content. As used herein, "URL Content" means the words or symbols which together make up an individual URL and the content of any web pages which a customer may see after clicking on any URL listed in the Territory Databases.

7.5 If the Year Two Performance Objectives have not been met by 31 March 2002, the licence(s) by LOOK and LOOK BARBADOS to BT LOOKSMART of the LOOK Databases and the Territory Databases shall continue on the same terms except that it or they shall become perpetual and non-exclusive as set forth in the LOOK Licensing Agreement and BT LOOKSMART shall cease to fund the creation of the Territory Databases and shall pay to LOOK a royalty as set forth in the LOOK Licensing Agreement.


7.6 If the Shareholders decide to wind-up BT LOOKSMART, BTH and LOOK BARBADOS shall each be entitled to a copy, without any restrictions on use, of any Territory Databases which are owned by BT LOOKSMART and to any other Intellectual Property Rights of BT LOOKSMART.

7.7 During the Initial Period and, if the Year One Performance Objectives have not been met at the end of the Initial Period, during the period from 1 April 2001 to 31 March 2002, LOOK and LOOK BARBADOS each undertake not to transfer, assign or grant any licence in (save for the transfer or licence agreed to in this Agreement or the LOOK Licensing Agreement, and subject to
     Section 7.8 below) or in any way encumber the Territory Databases or any Intellectual Property Rights in the Territory Databases.

7.8 The parties understand and agree that the LOOK Licensing Agreement and the transfer of the Territory Databases referred to in this Clause 7 are subject to LOOK's obligations as set out in Schedule 9 to Microsoft Corporation pursuant to an agreement between LOOK and Microsoft dated 4 December 1998 (the "Microsoft Agreement"). Save as set out in Schedule 9, LOOK represents and warrants to BTH and BT LOOKSMART that there are no obligations in the Microsoft Agreement that have not been disclosed to BTH and BT LOOKSMART which will limit or impair any of the rights of BT LOOKSMART, under this Agreement or the LOOK Licensing Agreement, to the use of the LOOK Database and/or the Territory Databases.


7.9 Within 10 Business Days after the date upon which the Performance Objectives are met, BTH shall nominate a person at BT's Adastral Park to liaise with BT LOOKSMART.

7.10 LOOK agrees to provide a link (which shall have equal prominence with other non US databases, and if such other non US databases appear above the fold, shall appear above the fold) on the looksmart.com website to the URLs of BT LOOKSMART at which the Territory Databases are displayed.


8.  FUNDING

Shareholder Funding

8.1 The Peak Funding Requirement for the BT LOOKSMART Business as set out in the Initial Business Plan is US$216,000,000.

8.2 LOOK BARBADOS shall pay US$997,220 by subscribing for 41,900,000 Shares in accordance with Clause 5.1 which shall be credited as fully paid. The balance of

     $107,000,000 (or such lesser amount as provided in any approved revised Business Plan) payable by LOOK BARBADOS shall be paid in cash by LOOK BARBADOS by subscribing for Shares at the then current valuation as determined by the Board in the amounts as provided in Clause 8.10.

8.3 BTH shall pay US$997,220 by subscribing for 41,900,000 Shares in accordance with Clause 5.1 which shall be credited as fully paid. The balance of $107,000,000 (or such lesser amount as provided in any approved revised Business Plan) payable by BTH shall be paid in cash by BTH by subscribing for Shares at the then current valuation as determined by the Board in the amounts as provided in Clause 8.10.

8.4 Each Shareholder shall be liable only for 50 per cent of the Peak Funding Requirement and shall not be jointly and severally liable in respect of the Peak Funding Requirement. If a Shareholder shall not subscribe for Shares as set out in Clauses 8.2 and 8.3 on the due date for subscription, that Shareholder shall be diluted.

8.5 Subject to LOOK BARBADOS subscribing for shares up to the maximum amounts set out in Schedule 10, if required by LOOK BARBADOS, BT shall provide or shall procure that a member of the BT Group shall provide to BT LOOKSMART or to LOOK BARBADOS or the designated member of the LOOK Group, at LOOK BARBADOS'S option, funds up to US$50 million principal amount for the payment of part of LOOK BARBADOS'S Funding Commitment on the following terms:


a) the instrument will be non-recourse except as specifically provided in this Clause 8.5, and will yield a compound rate of return of twenty per cent per annum on the funds made available by BT;

b)   capital and interest will be rolled up;

c) repayment of each drawdown will be made on the third anniversary of the date of that drawdown;

d) BT shall have a lien on the LOOK Shareholder's interest in BT LOOKSMART on a prorated percentage basis determined by dividing the total amount of drawdowns by LOOK pursuant to this Clause 8.5 by the total amount contributed to BT LOOKSMART by the LOOK Shareholder including the drawdowns;

e) BT shall have the option at any time upon thirty (30) days prior written notice to LOOK to convert the instrument into shares in the share capital of LOOK or its successor at a price of US$35 per share;

f) BTH shall pay to LOOK US$50 million in accordance with the terms of the Loan Agreement. If the funds are not paid into BT LOOKSMART, BT may demand instant repayment of the total funds loaned to LOOK BARBADOS under this Clause 8.5, or BT may require that the funds be converted immediately into the ordinary share capital of LOOK at US$35 per share. In such a situation, BT is immediately relieved of its obligation to provide any of the remaining balance of the US$50 million debt commitment. Unless otherwise agreed by the parties, the amounts of the drawdowns shall be as provided in
     Schedule 10; provided however, that LOOK may defer some or all of the amount of a drawdown to a subsequent drawdown.

g) Upon a transfer of the LOOK Shareholder's Shares, the instrument described in Clause 8.5(a) may be assigned subject to (i) BT's consent and (ii) the successor entity providing appropriate security for its obligations under the instrument. If BT does not consent to such an assignment, BT may convert the instrument to the ordinary share capital of LookSmart, Ltd. at US$35 per share or demand repayment from LOOK BARBADOS.

h) Upon a change of control of LOOK, the instrument described in Clause 8.5(a) may be assigned provided the entity that becomes the controlling entity offers to guarantee the debt. LOOK undertakes that it will give written notice to BTH as soon as it makes a public announcement of or files a notice with the SEC in relation to a change of control of LOOK.

External Funding

8.6 The Board may approve the raising of funds by BT LOOKSMART from third party lenders on a non-recourse (to the Shareholders) basis provided that BT LOOKSMART's maximum external debt does not exceed fifty per cent (50%) of BT LOOKSMART's equity (aggregate Shareholder funding pursuant to Clause 8.2 and 8.3, plus BT LOOKSMART's accumulated reserves per the last signed audited annual accounts).

8.7 Any incremental funding ("Incremental Funding") of BT LOOKSMART over and above the Peak Funding Requirement that is required by cash flow forecasts prepared by the CFO and approved by the CEO and which is approved by both of the Shareholders and which is not obtained from a third party shall be provided as follows:

     (a) equally by way of equity if both Shareholders agree to fund the Incremental Funding;

     (b) if both Shareholders approve the Incremental Funding but one wishes to fund less than its pro-rata proportion of such amount, it shall be diluted on the basis of the amount of Incremental Funding provided by the other Shareholder divided by the then current valuation price per share.

IPO

8.8 LOOK BARBADOS and BTH agree that a public offering of shares in BT LOOKSMART is the preferred method for BT LOOKSMART to raise funds. LOOK BARBADOS and BTH intend to have an initial public offering of shares in BT LOOKSMART at the earliest possible time subject to favourable market conditions and the consent of the LOOK Shareholder and the BT Shareholder.


Dilution

8.9 If, as a result of a dilution in accordance with this Clause 8, the non-funding Shareholder holds a percentage interest in the share capital of BT LOOKSMART of 40 per cent or less, it will lose the right, in the case of the LOOK Shareholder, to nominate the CEO and, in the case of the BT Shareholder, to nominate the CFO. If, as a result of such dilution, the non-funding Shareholder holds a percentage interest in the share capital of BT LOOKSMART of 30 per cent or less, it will lose the right to appoint one out of the three people it is entitled to appoint to the Board of BT LOOKSMART and the size of the Board will be reduced accordingly. If, as a result of such dilution, the non-funding Shareholder holds a percentage interest in the share capital of BT LOOKSMART of 20 per cent or less, it will lose the right to appoint one out of the two people it is entitled to appoint to the Board of BT LOOKSMART and the size of the Board will be reduced accordingly. If, as a result of such dilution, the non-funding Shareholder holds a percentage interest in the share capital of 10 per cent or less, it will lose all rights to appoint any person to the Board of BT LOOKSMART, and the size of the Board will be reduced accordingly.

8.10 The Board shall determine when additional subscriptions for Shares will occur and shall do so consistent with the Initial Business Plan or approved revised Business Plan. The parties agree that BT LOOKSMART shall not hold cash reserves in excess of those required for a 5 week operating period. The Shareholders shall receive a minimum of thirty (30) days prior written notice of a subscription date and the amounts due. The Board shall set a fair market value of BT LOOKSMART at each issuance of additional Shares to the Shareholders or grant of stock options pursuant to the BT LOOKSMART stock option plan to be established pursuant to Clause 15.2.

9.   DIRECTORS AND MANAGEMENT

Supervision by the Board

9.1 The Board shall have the authority vested in it by this Agreement, the Bye-laws and the relevant provisions of Bermuda law. Therefore, the Board shall have the overall responsibility for the general course of the BT LOOKSMART Business. The Board may form committees by a decision of the Directors which committees shall consist of at least 1 LOOK Director and 1 BT Director (subject to one of the Shareholders having lost its right to appoint one or all of its Directors, as the case may be, as a result of dilution in accordance with Clause 8 in which case the composition of committees shall be amended accordingly) and delegate certain functions to them as the Board may from time to time decide. All committees formed by the Board shall meet at such intervals as directed by the Board and shall have such powers and responsibilities as the Board shall delegate to them.

Board of Directors

9.2 The Board shall be comprised of an equal number of LOOK Directors and BT Directors (subject to one of the Shareholders having lost its right to appoint one or all of its Directors as the case may be, as a result of dilution in accordance with Clause 8) and the CEO and CFO. Until otherwise agreed by the Shareholders or until dilution occurs pursuant to Clause 8, there shall be 3 LOOK Directors and 3 BT Directors. The initial appointments to the Board are as follows:


LOOK Directors      BT Directors        CEO                 CFO
--------------      -------------       ---                 ---

Evan Thornley       Vernon Irvin        Timothy Pethick     To be nominated by
                                                            the BT Shareholder
Anthony Castagna    Stephen Davies

Tracey Ellery       To be nominated by the
                    BT Shareholder

     Board meetings shall take place once each month or less frequently as the Board shall agree unless by exception the Board agrees otherwise. Each Shareholder shall bear the costs of the Directors appointed by it attending Board meetings. Directors may participate in Board meetings by telephone or video conference, except from the UK or Australia, and shall be counted as present for quorum and voting purposes.

Appointment and removal of Directors

9.3 Any appointment or removal of a Director appointed by a Shareholder shall be effected by notice in writing to BT LOOKSMART signed by or on behalf of the Shareholder in question and shall take effect, subject to any contrary intention expressed in the notice, when the notice effecting the same is delivered to BT LOOKSMART.

     If one of the Shareholders loses its right to appoint one or all of its Directors, as the case may be, as a result of dilution in accordance with Clause 8, it shall forthwith procure the resignation of the relevant number of Directors and obtain from each resigning Director a waiver of any and all rights for compensation for loss of office that they might have.

Quorum

9.4 The quorum for the transaction of business at any meeting of the Board (including any adjourned meeting) shall be at least one (1) LOOK Director (or his alternate) and at least one (1) BT Director (or his alternate) present at the time when the relevant business is transacted. If such a quorum is not present within 30 minutes from the time appointed for the meeting or if during the meeting such a quorum ceases to be present, the meeting shall be adjourned for 7 Business Days and the same quorum requirements shall than apply. A Director shall be regarded as present for the purposes of a quorum if represented by an alternate Director in accordance with Clause 9.6. If, as a result of dilution in accordance with Clause 8, either Shareholder has lost the right to appoint any Directors to the Board, the quorum shall be simply any two (including at least one Director appointed by the Shareholder that has the right to appoint one or more Directors) Directors present at the time when the relevant business is transacted.

Notice and Agenda

9.5 At least 14 days written notice shall be given to each of the members of the Board of any meeting of the Board, provided always that a shorter period of notice may be given with the written approval of at least one (1) LOOK Director (or his alternate) and at least one (1) BT Director (or his alternate). If, as a result of dilution in accordance with clause 8, either Shareholder has lost the right to appoint any Directors to the Board, such shorter period of notice may be given with the written approval of any two Directors. Any such notice shall contain, inter alia, an agenda identifying in reasonable detail the matters to be discussed at the meeting and shall be accompanied by copies of any relevant papers to be discussed at the meeting. Any matter which is to be submitted to the Board for a decision which is not identified in reasonable detail as aforesaid shall not be decided upon, unless otherwise agreed in writing by all of the members of the Board.

Board voting

9.6 Except as otherwise agreed by the LOOK Shareholder and the BT Shareholder, if no dilution has occurred pursuant to Clause 8 resulting in one Shareholder losing the right to appoint one or all of its Directors, all decisions of the Board shall require the positive vote of at least 95 per cent of all the Directors. If dilution has occurred pursuant to Clause 8 resulting in one Shareholder losing the right to appoint one or all of its Directors, all decisions of the Board shall be by simple majority vote. Each Director shall have one vote. Any Director who is absent from any meeting may nominate any other person to act as his alternate and to vote in his place at the meeting. If any of the Directors appointed by a Shareholder is not present at any Board meeting (whether present in person or by alternate), then one of the Directors appointed by such Shareholder so present shall be entitled at that meeting to such additional vote or votes as shall result in the Directors so present appointed by each Shareholder having in aggregate an equal number of votes.

9.7 It is recognised that the subsidiaries of BT LOOKSMART may operate independently of the Board. However, the Board reserves the right to take responsibility for the following matters on giving notice to BT LOOKSMART's subsidiaries:

     (a) capital expenditure by any member of the BT LOOKSMART Group in respect of any item or project in excess of $1,000,000 not contained in the then current Business Plan or such other sum as may be approved by the Board from time to time;

     (b) annual updates, extensions and variations of the Business Plan and Budgets;

     (c) the adoption of (or variation to) share option plans and the remuneration package of the CEO and his direct reports;

     (d) the formation of policies for any member of the BT LOOKSMART Group in respect of business conduct, the environment and health and safety issues;

     (e) the entry into by any member of the BT LOOKSMART Group of any contract, liability or commitment which could involve an obligation of a material magnitude or nature (a liability for expenditure in excess of $2,000,000 being regarded as material for this purpose);

     (f)  any change in any member of the BT LOOKSMART Group Accounting
          Principles:

     (g) appointment and removal of the CEO and the CFO;

     (h) major decisions relating to the conduct or settlement of material legal proceedings (potential liability or claim in excess of $750,000 being regarded as material for these purposes) or the conduct of any competition or regulatory proceedings;

     (i) contracts between any member of the BT LOOKSMART Group and a member of the BT Group or the LOOK Group;

     (j) any acquisition or disposal (whether in a single transaction or series of transactions) by any member of the BT LOOKSMART Group of any business (or any material part of any business) or of any shares in any company;

     (k) (except for contracts which satisfy such criteria as the Board may from time to time approve as part of the procedures for the entry into of contracts by any member of the BT LOOKSMART Group) the entry into by any member of the

          BT LOOKSMART Group of any contract, liability or commitment which is outside the ordinary course of business of the BT LOOKSMART Group;

     (l) the entry into (or termination) by any member of the BT LOOKSMART Group of any material partnership or joint venture.

9.8 The Chairman of the Board shall be appointed immediately following each annual general meeting. The office of Chairman shall rotate between a BT Director and a LOOK Director, with the first Chairman being a LOOK Director. The Chairman shall not have a casting vote.

Management

9.9  The CEO who shall be responsible to the Board for:

     (a)  the successful implementation of the Business Plan;

     (b)  BT LOOKSMART's efficient and cost effective management; and

     (c) submission of monthly reports to the Board in a form agreed by the Board.

     These responsibilities shall be reflected in the CEO's terms and conditions of appointment with BT LOOKSMART which shall contain performance related targets. The CEO shall be a member of the Board. The LOOK Shareholder shall nominate each CEO whose appointment shall be subject to a positive vote of at least 95 per cent of all the Directors (excluding the votes of the CEO and the CFO) if no dilution has occurred pursuant to Clause 8 resulting in a Shareholder losing its right to appoint one or more Directors and by simple majority vote of the Board if dilution has occurred resulting in a Shareholder losing its right to appoint one or more Directors. If the LOOK Shareholder has lost the right to nominate the CEO pursuant to Clause 8, the Board shall nominate the CEO. The first CEO shall be Timothy Pethick.

9.10 The CFO shall be a member of the Board. The CFO will undertake BT LOOKSMART's day-to-day financial control, report to the CEO and be responsible to the Board for keeping BT LOOKSMART's financial books and records in accordance with appropriate accounting principles and for preparing and submitting monthly financial reports to the Board and the Shareholders and as may be required by relevant law. The BT Shareholder shall nominate each CFO whose appointment shall be subject to a positive vote of at least 95 per cent of all the Directors (excluding the votes of the CEO and the CFO) if no dilution has occurred pursuant to Clause 8 resulting in a Shareholder losing the right to appoint one or more Directors and by simple majority vote of the Board if dilution has occurred resulting in a Shareholder losing the right to appoint one or more Directors. If the BT Shareholder has lost the right to nominate the CFO pursuant to Clause 8, the Board shall nominate the CFO.

10.  BUSINESS PLAN

10.1 The Initial Business Plan and any subsequent approved revised Business Plan constitute the blue print for the development of the BT LOOKSMART Business. The parties agree that the Board shall meet within thirty (30) days of Completion to discuss and agree a revised Business Plan. The Initial Business Plan shall be updated annually by the unanimous approval by the Board if no dilution has occurred pursuant to Clause 8 resulting in a Shareholder losing its right to appoint one or more

     Directors and by simple majority vote of the Board if dilution has occurred resulting in a Shareholder losing its right to appoint one or more Directors and shall form the rolling 5 year Business Plan. Reviews, updates, modifications and extensions to the Business Plan shall follow the content, timing and procedures determined by the Board.

10.2 The Board shall procure that BT LOOKSMART's management prepare, 30 days prior to the end of a Financial Year, a draft annual update for approval by the Board on the basis of BT LOOKSMART's existing activities and services. If the Board shall fail to approve an update, the last agreed Business Plan or update shall continue to apply for the Financial Year in question until such time as an update is duly approved. Annual updates shall be in the same format as the Initial Business Plan and shall consist of a forecast of the next 5 subsequent Financial Years. The CEO's prime responsibility shall be to implement the Business Plan and he/she shall be required to provide the Board with regular reports of performance against Business Plan targets.

11.  SHAREHOLDER MATTERS

Use of powers

11.1 The Shareholders shall use their respective powers to procure, so far as they are legally able, that no decision relating to any of the matters specified in Clause 11.2 ("Shareholder Matters") shall be taken (whether by the Board, BT LOOKSMART or any subsidiary of BT LOOKSMART or any of the committees, officers or managers of BT LOOKSMART) unless prior approval has been given (i) by at least 95 per cent of the Shareholders if no dilution has occurred pursuant to Clause 8 resulting in one of the Shareholders holding a percentage interest in the share capital of BT LOOKSMART of 40 per cent or less or (ii) subject to Clause 11.4(f), by simple majority of the votes cast if dilution has occurred pursuant to Clause 8 resulting in one of the Shareholders holding a percentage interest in the share capital of BT LOOKSMART of 40 per cent or less.

Shareholder Matters

11.2 The Shareholder Matters are the following:

     (a) adoption of or any alteration to the Memorandum of Association or the Bye-laws or other constitutional documents of BT LOOKSMART;

     (b) any change in the authorised or issued share capital of BT LOOKSMART or any increase (or reduction) by BT LOOKSMART in its shareholding in any other company;

     (c) any material change in the nature or scope of BT LOOKSMART's activities, including without limitation any decision referred to in sub-clause (o) below;

     (d) the declaration or payment of any dividend or distribution by BT LOOKSMART;

     (e) the creation of any mortgage, charge, encumbrance or other security interest of whatsoever nature in respect of all or any material part of the undertaking, property or assets of BT LOOKSMART;

     (f)  the appointment or removal of the auditors of BT LOOKSMART;

     (g)  the approval of the statutory accounts of BT LOOKSMART;

     (h)  any proposal that BT LOOKSMART be wound-up;

     (i)  the introduction of any third party to BT LOOKSMART or a Loco;

     (j) contracts between BT LOOKSMART or a Loco and a member of the LOOK Group or the BT Group which is for an amount in aggregate exceeding $1.5 million;

     (k) approval of the corporate mark and URLs of BT LOOKSMART and Locos and any changes to such marks or URLs;

     (l) any decision to conduct business in a country which is outside the Territory;

     (m)  any decision for BT LOOKSMART or a Loco to offer a free access portal;

     (n) any decision for BT LOOKSMART or a Loco to provide any telecommunications services.

Method of approval by Shareholders

11.3 The approval of the Shareholders to any of the Shareholder Matters (or to any variation thereof) shall be given by the Shareholders either by unanimous written resolution or at a general meeting of BT LOOKSMART.

Meetings of Shareholders

11.4 General meetings of Shareholders shall take place in accordance with the applicable provisions of the Bye-laws on the basis (inter alia) that:

     (a) if no dilution has occurred pursuant to Clause 8 resulting in one of the Shareholders holding a percentage interest in the share capital of BT LOOKSMART of 40 per cent or less, a quorum shall be one (1) duly authorised representative of the LOOK Shareholder and one (1) duly authorised representative of the BT Shareholder;

     (b) if a dilution has occurred pursuant to Clause 8 resulting in one of the Shareholders holding a percentage interest in the share capital of BT LOOKSMART of 40 per cent or less, a quorum shall be two (2) duly authorised representatives of the Shareholder holding 50 per cent plus one vote or more of the issued share capital of BT LOOKSMART;

     (c) the notice of meeting shall (unless otherwise agreed by each of the Shareholders) set out an agenda identifying in reasonable detail the matters to be discussed;

     (d)  the chairman of any such meeting shall not have a casting vote;

     (e) subject to Clause 11.4 (f), a decision to approve any of the Shareholder Matters shall require (i) a positive vote of at least 95 per cent of the Shareholders present or (ii) a simple majority vote of the Shareholders present, if a dilution has occurred pursuant to Clause 8 resulting in one of the

          Shareholders holding a percentage interest in the share capital of BT LOOKSMART of 40 per cent or less.

     (f) if a dilution has occurred pursuant to Clause 8 resulting in one of the Shareholders holding a percentage interest in the share capital of BT LOOKSMART of 40 per cent or less, a decision to approve the Shareholder Matters set out in sub-clauses 11.2 (a), (b), (c), (e),
          (j) and (l) shall require a simple majority vote of the Shareholders present, which majority shall include all Shareholders holding a percentage interest in the share capital of BT LOOKSMART of 30 per cent or more.

11.5 Any matters requiring a general meeting of or approval by the Shareholders under relevant corporate laws, but not covered by the Shareholder Matters, shall be dealt with in accordance with the Bye-laws.

Deadlock

11.6 If a deadlock arises by reason of a failure by the Shareholders to reach agreement on any of the Shareholder Matters or any management matter requiring decision by the Board, either Shareholder may serve formal written notice on the other Shareholder that a deadlock has arisen. If the Shareholders are unable to resolve the matter within a 3 week period after the service of such notice, then the matter shall be referred to the Chief Executive Officer of LOOK and the President and CEO of the BT Worldwide division (or similar senior executive) of BT with a view to the matter being resolved within fifteen (15) days of the date on such referral.

12.  FINANCIAL MATTERS

Accounting Principles

12.1 BT LOOKSMART shall, in relation to its financial statements, adopt accounting principles in accordance with US GAAP and approved by the Board (the "Accounting Principles").

Auditors

12.2 BT LOOKSMART's auditors shall be such firm of chartered accountants of recognised international standing as may be recommended by the Board and approved by the Shareholders from time to time.

Dividend policy

12.3 The Board shall decide how much to distribute of the consolidated profit (after taxation and extraordinary items) of BT LOOKSMART as shown by the financial statements of BT LOOKSMART for that Financial Year and available for distribution in accordance with applicable law. The constitutional documents of BT LOOKSMART shall, wherever legally permitted, make provision for the payment of interim dividends.

13.  INFORMATION AND REPORTING

Inspection and information

13.1 Each Shareholder (and its auditors and other representatives) shall be entitled to and shall at its request be supplied with:

     (a) full access (including copying facilities), at reasonable times and on reasonable notice, to the separate books, records, accounts, regulatory filings, documents, premises, processes, systems, business activities, management and auditors of BT LOOKSMART and its subsidiaries and affiliates, whether in connection with such Shareholder's own internal audit of BT LOOKSMART or otherwise; and

     (b) all information, including, but not limited to, monthly management accounts, operating statistics (including, but not limited to, the number of users, subscribers and advertising sales), details of tax payments and other trading and financial information, in such form and at such times as such Shareholder may reasonably require to keep it properly informed about the business and affairs of BT LOOKSMART and to fulfil such Shareholder's own group reporting requirements.

Accounts, Business Plan and Budgets

13.2 The LOOK Shareholder and the BT Shareholder shall, in any event and without prejudice to the generality of Clause 13.1, be supplied by BT LOOKSMART with copies of:

     (a) audited accounts for BT LOOKSMART (complying with all relevant legal requirements);

     (b) a Business Plan and itemised revenue and capital Budgets for each Financial Year showing proposed trading and cash flow figures, staffing levels and all material proposed acquisitions, disposals and other commitments for such Financial Year; and

     (c) within 12 days of the end of each month, monthly/quarterly management accounts of BT LOOKSMART including a statement of progress against the relevant Business Plan, a statement of any variation from the quarterly revenue Budget and up-to-date rolling forecasts for the balance of the relevant Financial Year and an itemised account of all transactions referred to in the capital Budget entered into by BT LOOKSMART during that period. BT LOOKSMART shall maintain a sufficient level of oversight from its auditors to ensure that any publicly-disclosed accounting information is accurate.

14.  BUDGETARY PROCEDURES

14.1 The Shareholders shall procure that the Board endeavours to agree the Budget no less than 30 days prior to the commencement of the relevant Financial Year. The Budget (unless otherwise agreed among the Directors) shall include the following items:

     (a)  strategic plan;

     (b) traffic, yield and reach assumptions for ad sales revenue projections;

     (c) customer count and transaction size assumptions for eCommerce revenue projections;

     (d)  cost of sales assumptions and projections;

     (e)  marketing plan and budget;

     (f) sales and marketing budget including ad sales, business development, distribution fees, customer service, and marketing department costs;

     (g) product development budget including editorial, product development and engineering costs;

     (h) administration budget including finance, executive, human resources and facilities expenses;

     (i)  customer services budget;

     (j)  resource budget, including:

          (i)   procurement budget and transfer prices from parent companies;

          (ii)  investment budget (capital expenditure); and

     (k)  financial forecasts analysed into monthly elements including:

          (i)   cash flow;

          (ii)  profit and loss statement;

          (iii) balance sheet; and

          (iv)  financial and economic assumptions on which they are based; and

     (l) analysis of forecast receipts and payments between BT LOOKSMART and the LOOK Shareholder and the BT Shareholder and their respective affiliates.

14.2 A variance analysis of Budget figures compared with actual figures and the updated forecasts of "year-end" figures will be submitted to the Directors on a quarterly basis.

15.  EMPLOYEES

15.1 The Shareholders will at the request of BT LOOKSMART's management exercise reasonable endeavours in order to make appropriately qualified personnel available to BT LOOKSMART on a temporary basis to enable its early and efficient start-up. The cost of the secondments will be met by BT LOOKSMART unless otherwise agreed. The Shareholders intend that as soon as practicable BT LOOKSMART will be autonomous in the employees required in the ordinary course of its business although as Shareholders they shall continue to co-operate fully in the development of BT LOOKSMART's skills and expertise and in meeting its special needs. For the avoidance of doubt, the terms of any such secondment arrangements shall be treated as a Shareholder related contract for the purpose of this Agreement.


15.2 Subject to applicable law and regulation, BT LOOKSMART shall establish a stock plan substantially in the form set out in Schedule 11.

16.  CONFIDENTIALITY

Confidentiality obligation

16.1 Each party undertakes with the other that it shall use (and shall procure that each member of its Group uses) all reasonable endeavours to keep confidential any information:

     (a) which it may have or acquire (whether before or after the date of this Agreement) in relation to BT LOOKSMART's customers, business, assets or affairs (including, without limitation, any information provided pursuant to Clause 13);

     (b) which, in consequence of the negotiations relating to this Agreement or being a Shareholder or having appointees on the Board or the exercise of its rights or performance of its obligations under this Agreement, it may have or acquire (whether before or after the date of this Agreement) in relation to the customers, business, assets or affairs of any member of the LOOK Group (if the party is BTH) or of any member of the BT Group (if the party is LOOK BARBADOS); or

     (c) which relates to the contents of this Agreement or any Ancillary Agreement (or any agreement or arrangement entered into pursuant to this Agreement).

     No party shall use for its own business purposes or disclose to any third party any such information (collectively, "Confidential Information") without the consent of the other Parties. In performing its obligations under this Clause 16, each party shall apply such confidentiality standards and procedures as it applies generally in relation to its own confidential information.

Exceptions from confidentiality

16.2 The obligation of confidentiality under Clause 16. 1 shall not apply to :

     (a) the disclosure (subject to Clause 16.3) on a "need to know" basis to a company which is another member of the LOOK Group or BT Group (as the case may be) where such disclosure is for a purpose reasonably incidental to this Agreement; provided that such disclosure is made subject to confidentiality obligations at least as protective as set forth in this Clause 16;

     (b) information which is independently developed by the relevant party or acquired from a third party to the extent that it is acquired with the right to disclose the same;

     (c) the disclosure of information to the extent required to be disclosed by law, any stock exchange regulation or any binding judgement, order or requirement of any court or other competent authority, including any regulatory or competition authority, provided that to the extent possible prior to making such disclosure the disclosing party provides advance written notice to the other party and reasonable assistance in seeking confidential treatment or a protective order;

     (d) the disclosure of information to any tax authority to the extent reasonably required for the purposes of the tax affairs of the party concerned or any member of its Group;

     (e) the disclosure (subject to Clause 16.3) in confidence on a "need to know" basis to a party's or a party's Group Officers, employees, representatives or advisers of information reasonably required to be disclosed for a purpose reasonably incidental to this Agreement; provided that such disclosure is made subject to confidentiality obligations at least as protective as set forth in this Clause 16;

     (f) information which becomes within the public domain (otherwise than as a result of a breach of this Clause 16); or

     (g) any announcement or disclosure made in accordance with the terms of Clause 28.

Employees, advisers etc.

16.3 Each party shall inform its officers, employees (including those of its Group), representatives or any adviser advising it (or any member of its Group) in relation to the matters referred to in this Agreement, or to whom it provides Confidential Information, that such information is confidential and shall instruct them:

     (a)  to keep it as confidential; and

     (b) not to disclose it to any third party (other than those persons to whom it has already been disclosed in accordance with the terms of this Agreement).

     The disclosing party shall remain responsible for any breach of this Clause 16 by the person to whom it is disclosed.

Survival after termination

16.4 The provisions of this Clause 16 shall survive any termination of this Agreement.

17.  REGULATORY MATTERS

     Co-operation

17.1 The parties shall co-operate with each other to ensure that all information necessary or desirable for the making of (or responding to any requests for further information consequent upon) any notifications or filings made in respect of this Agreement, or the transactions contemplated hereunder, is supplied to the party dealing with such notification and filings and that they are properly, accurately and promptly made. BTH shall lead on the making of any appropriate regulatory filings but both parties shall use all reasonable endeavours to ensure these can be promptly and effectively made.

UK Restrictive Trade Practices Act

17.2 No restriction in this Agreement or any document to be executed pursuant to this Agreement which renders this Agreement or such document registrable under the Restrictive Trade Practices Act 1976 shall have effect until immediately after particulars have been furnished to the Office of Fair Trading of the United Kingdom as required by the Act.

Regulatory Action

17.3 If any Regulatory Action is to be taken or is threatened, the parties shall promptly meet to discuss the situation and the action to be taken as a result and whether any modification to the terms of this Agreement (or any Ancillary Agreement or other agreement entered into pursuant to this Agreement) should be made, in order that any requirements (whether as a condition of giving any approval, exemption, clearance or consent or otherwise) of the Commission of the European Communities or other regulatory authority may be reconciled with, and within the intended scope of, the business arrangement contemplated by this Agreement. The parties shall co-operate in giving effect to any modifications so agreed upon.

Material regulatory objection

17.4 If under relevant European Union law or other relevant laws applicable to the joint venture, the Commission of the European Communities or other regulatory authority (after all appropriate notifications and hearings have been made and held) makes a decision or order or expresses a conclusive view that effect should not be given to the basic principles of the joint venture to be established pursuant to this Agreement or which would negate the original commercial imperatives of the individual parties in entering into this Agreement, then the parties shall:

     (a) promptly meet to decide the appropriate course in the mutual interests of the parties to give effect to the requirements of the Commission of the European Communities and/or other regulatory authority; and

     (b) in the absence of agreement to any other course, take appropriate steps to reinstate, as fully as may be possible, the legal position of the parties which prevailed in relation to the LOOK business and the BT business respectively prior to the signing of this Agreement.

18.  INTELLECTUAL PROPERTY AND BRANDING

Intellectual Property Rights

18.1 Subject to the terms of the LOOK Licensing Agreement and the LOOK Services Agreement, the parties acknowledge that all Intellectual Property Rights created and/or commissioned by BT LOOKSMART during the term of this Agreement shall vest in BT LOOKSMART. Any Intellectual Property Rights acquired or licensed by BT LOOKSMART from LOOK or BT shall be dealt with by specific licence or purchase agreements and be subject to the specific terms of those agreements.

Branding

18.2 BTH and LOOK BARBADOS shall agree a brand for BT LOOKSMART and any Locos. Such brand shall give equal prominence to BT's brand and to LOOK's brand. The parties agree that the "look and feel" of any BT LOOKSMART site shall be substantially similar to the current user interface at the site at www.looksmart.com. The parties acknowledge that use of the LOOK brand and
     -----------------
     LOOK "look and feel" shall be subject to the terms of the LOOK Trade Mark License Agreement, and use of the BT brand shall be subject to the terms of the BT Trade Mark License Agreement.

18.3 Each of BT LOOKSMART's portals and each Loco portal (except for wholesale services) shall be branded with a BT LOOKSMART brand and shall have a BT LOOKSMART or a LOOKSMART URL.

18.4 The homepage of each portal shall contain a "Communications Centre" section which shall be branded with such elements of the BT trade mark as BTH shall decide and which shall provide links to and promote BT IP communications services and other

     BT or BTAP services (except for wholesale services). The homepage of each portal shall also have links to other sites of LOOK.

19.  TAX MATTERS


19.1 BT LOOKSMART shall comply with the following provisions:

     (a)  all business decisions shall be made in Bermuda;

     (b)  it shall not maintain a bank account outside of Bermuda;

     (c) it shall not hold any assets (save for shares in companies) outside of Bermuda;

     (d) it shall not employ any individuals who reside or perform services on behalf of BT LOOKSMART outside of Bermuda except for members of the board of Directors, provided that, in the case of members of the Board of Directors who reside outside of Bermuda, they do not perform such functions on behalf of BT LOOKSMART whilst outside of Bermuda;

     (e) it shall not have an office or fixed place of business outside of Bermuda;

     (g) it shall not directly or indirectly acquire a USA real property interest as defined under the US Internal Revenue Code section 897;

     (h) it shall not enter into any contract or sign any contract outside of Bermuda;

     (j) no person acting as agent of BT LOOKSMART shall reside or perform services for them outside of Bermuda.

19.2 References in clause 19.1 above to Bermuda shall include such other territories as the Board may agree with due regard to any possible tax consequences.


20   TRANSFER OF SHARES

General

20.1 The provisions of this Clause 20 shall apply in relation to any transfer, or proposed transfer, of Shares in BT LOOKSMART or any interest in such Shares. With regard to the provisions of this Clause 20, time is of the essence.

Restrictions on transfer

20.2 Each party shall procure that, unless LOOK BARBADOS (in the case of a proposed transfer of BT Shares) or BTH (in the case of a proposed transfer of LOOK Shares) has given its prior consent in writing, no Shareholder shall:

     (a) transfer any Shares (otherwise than in accordance with Clauses 20.3 to 20.11); or

     (b) grant, declare, create or dispose of any right or interest in any Shares; or

     (c) create or permit to exist any pledge, lien, charge (whether fixed or floating) or other encumbrance over any Shares.

Initial period

20.3 No Shareholder shall transfer any Shares during the period from the date of Completion of this Agreement to the later of 31 March 2001 and the date the Performance Objectives are met (save for intra-Group transfers permitted under Clause (20.10).

Transfer Notice

20.4 After the expiry of the period mentioned in Clause 20.3 and before a transferring Shareholder (the "Seller") (and/or any Shareholder in its Group) makes any transfer of its Shares (the "Seller's Shares"), the Seller shall first give to the other Shareholder(s) ( the "Continuing Party") notice in writing (a "Transfer Notice") of any proposed transfer together with details of the proposed third party purchaser thereof (the "Third Party Purchaser"), the purchase price and other material terms agreed between the Seller and the Third Party Purchaser. A Transfer Notice shall, except as hereinafter provided, be irrevocable. The Seller may give notice to transfer all but not some only of the Seller's Shares.

Right of Continuing party to purchase

20.5 On receipt of the Transfer Notice, the Continuing Party shall have the right to purchase all (but not some only) of the Seller's Shares at the purchase price specified in the Transfer Notice (or at such other price as shall be agreed between the Seller and the Continuing Party) by giving written notice to the Seller within thirty (30) days of receipt of the Transfer Notice ("Acceptance Period"). The obligations of the parties to complete such purchase shall be subject to the provisions of Clause 20.6.

Obligation to complete

20.6 The Continuing Party shall become bound (subject only to any necessary approvals of its shareholders in general meeting and of any competent regulatory authorities) to purchase the Seller's Shares on giving written notice to the Seller to exercise its rights under Clause 20.5. In such event, completion of the sale and purchase of the Seller's Shares shall take place within thirty (30) days after the giving of such notice or, if later, the obtaining of all necessary approvals of any competent regulatory authorities which the Continuing Party undertakes to use reasonable endeavours to obtain. Notwithstanding the foregoing, such notice and right of the Continuing Party to acquire the Seller's Shares shall cease to have effect if (i) any necessary approval of the Continuing Party's shareholders in general meeting has not been obtained with the said period of thirty
     (30) days or (ii) any necessary Regulatory Approval has not been obtained within sixty (60) days after the giving of such notice or (iii) if earlier than the expiry of such latter period, any such authority has conclusively refused to grant any such regulatory approval.

Seller's right to sell to Third Party Purchaser

20.7 If the Continuing Party does not exercise its rights of purchase under Clause 20.5 or any notice given thereunder ceases to have effect pursuant to Clause 20.6, the Seller shall (subject to Clause 20.9 below) be entitled to transfer the Seller's Shares on a bona fide arm's length sale to a Third Party Purchaser at a price being not less than the purchase price and upon terms no more favourable than the terms specified in the Transfer Notice, provided that:

      (a) such transfer shall have been completed within a period of one hundred and twenty (120) days after (i) the date of receipt of the Transfer Notice or (ii) if any notice given by the Continuing Party shall have ceased to have effect pursuant to Clause 20.6, the date on which such notice ceased to have effect;

      (b)  the Third Party Purchaser is financially sound.

20.8 The parties undertake to procure that the Shareholders shall give their approval, if and to the extent required under the provisions of the Bye-laws, to any transfer of Shares to a Third Party Purchaser permitted by the terms of this Paragraph.

Conditions applicable to the Third Party Purchaser

20.9 Completion of any transfer of Shares to a Third Party Purchaser shall be subject to the conditions that:

      (a) the Third Party Purchaser shall first have entered into an agreement with the Continuing Party whereby it agrees to be bound (in terms reasonably satisfactory to the Continuing Party) by provisions of this Agreement and any related agreements binding upon the Seller;

      (b) any loans, loan capital, borrowings and indebtedness in the nature of borrowing (but excluding, for the avoidance of doubt, any debts incurred in the ordinary course of trade which are at the relevant time outstanding on inter-company account) owing at that time from BT LOOKSMART to the Seller or any member of its Group shall first have been assigned to, or equivalent finance made available by, the Third Party Purchaser; and

      (c) In no event may BTH transfer its Shares to one of the direct competitors of LOOK listed in Schedule 12.

Intra-Group Transfers

20.10 Each Shareholder shall be entitled at any time to transfer all but not part only of its Shares to a company in which it holds not less than 50 per cent of the voting share capital of the company or in which it has joint control provided that completion of any transfer of shares as contemplated by this Clause 20.10 shall be subject to the condition that the transferee shall first have entered into an agreement with the Continuing Party whereby it agrees to be bound (in terms reasonably satisfactory to the Continuing Party) by the provisions of this Agreement binding upon the Seller and provided further that the transferor shall have undertaken to procure that such Shares shall at no time be held by a company which ceases to satisfy the requirements of this Clause 20.10 and provided that BTH or LOOK BARBADOS, as applicable, shall be fully responsible for the obligations of the transferee under this Agreement and if the transferee ceases to satisfy the requirements of this Clause, the Shares shall be transferred to a member of the BT Group or the LOOK Group, as appropriate, which does satisfy such requirements. Prior to the proposed transfer, the transferor shall satisfy BT LOOKSMART that the transferee does satisfy the requirements of this Clause. In no event may the BT Shareholder transfer its Shares to an entity which is controlled by one of the direct competitors of LOOK listed in Schedule 12.

Change of Control of LOOK

20.11 In the event that there is a change of control of LOOK, the BT Shareholder and the LOOK Shareholder shall enter into good faith negotiations for a period of 45 days from the earlier of the date that the BT Shareholder is aware of a potential change of control of LOOK and the date of the change of control to consider how to address any concerns that the BT Shareholder may have as a result of such change of control. Such discussions may include possible restructuring of BT LOOKSMART. If the BT Shareholder and the LOOK Shareholder fail to agree within the 45 day period how to deal with the BTShareholder's concerns, the BT Shareholder shall have the right to require the LOOK Shareholder to acquire its Shares at the fair market value as agreed between the parties or in the absence of agreement as determined by an independent expert appointed by agreement of the parties or in the absence of agreement by the President of the Institute of Chartered Accountants in England and Wales. The fair market value shall be determined as between a willing vendor and a willing purchaser on an arm's length basis. The determination of the expert shall be final and binding save in the case of manifest error. BTH recognises that the LOOK Shareholder may not be able to provide the fair market value entirely in cash. If cash is not paid, the LOOK Shareholder will ensure that BTH has a liquid form of exit, such liquid form of exit to be to the BTShareholder's satisfaction.

       A change of control for the purpose of this Clause 20.11 means any change in control of 50 per cent or more of the voting stock of LOOK at the time in question.

21.    Insolvency
       ----------

Insolvency Events

21.1   It shall be an Insolvency Event in relation to a Shareholder if:

       (a) an order is made by a court of competent jurisdiction, or a resolution is passed, for the dissolution or administration of that Shareholder (otherwise than in the course of a reorganisation or restructuring);or

       (b) any step is taken (and not withdrawn within ninety (90) days) to appoint a liquidator, manager, receiver, administrator, trustee or other similar officer in respect of any assets which include either
            (i) the Shares held by that Shareholder or (ii) shares in that Shareholder or any Holding Company thereof; or

       (c) that Shareholder convenes a meeting of its creditors or makes or proposes any arrangement or composition with, or any assignment for the benefit of, its creditors;

       and reference to a "Shareholder" in this Paragraph (other than reference to the other Shareholder) shall include any Holding Company of that Shareholder.

Action following an Insolvency Event

21.2 If an Insolvency Event shall occur in relation to a Shareholder (the "Affected Shareholder"), the Affected Shareholder shall be deemed to be a Seller which has given a Transfer Notice under Clause 20.4 and the other Shareholder shall have the right, as therein provided, to purchase the Affected Shareholder's investment at such price as shall be agreed between the Affected Shareholder and the other Shareholder or, in the absence of agreement, the Fair Price as determined by an independent expert whose decision shall be binding on the parties.

22.  SHAREHOLDER ASSURANCES


     Each Shareholder undertakes with the other that (so far as it is legally able) it will exercise all voting rights and powers, direct and indirect, available to it in relation to BT LOOKSMART (and its subsidiaries) so as to ensure the complete and punctual fulfilment, observance and performance of the provisions of this Agreement (and the other agreements referred to in this Agreement) and generally that full effect is given to the principles set out in this Agreement.

23.  NON-ASSIGNMENT
     Except as expressly permitted herein, no party may assign any of its rights or obligations under this Agreement in whole or in part.

24.  WAIVER OF RIGHTS

     No waiver by a party of a failure by any other party to perform any provision of this Agreement shall operate or be construed as a waiver in respect of any other or further failure whether of a similar or different character.

25.  AMENDMENTS

     This Agreement may be amended only in writing by an instrument signed by duly authorised representatives of each party.

26.  INVALIDITY

     If any of the provisions of this Agreement is or becomes invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired. The parties shall nevertheless negotiate in good faith in order to agree the terms of a mutually satisfactory provision, achieving as nearly as possible the same commercial effect, to be substituted for the provision found to be void or unenforceable.

27.  NO PARTNERSHIP OR AGENCY

27.1 Nothing in this Agreement (or any of the arrangements contemplated hereby) shall be deemed to constitute a partnership between the parties nor, save as may be expressly set out herein, constitute either party the agent of the other party for any purpose.

27.2 In addition, unless otherwise agreed in writing between the Parties, no party shall enter into contracts with any third party as agent for BT LOOKSMART or for the other parties nor shall any party describe itself as agent or in any way hold itself out as being an agent.

28.  ANNOUNCEMENTS

28.1 No public announcement or press release on the signature or subject matter of this Agreement shall (subject to Clause 28.2 and 28.3) be made or issued by or on behalf of any party or any member of its Group without the prior written approval of the other parties (such approval not to be unreasonably withheld or delayed).

28.2 No party shall discuss any provision of this Agreement or any other agreement referred to herein with any competition or regulatory body without obtaining the prior written approval of the other parties.

28.3 If a party has an obligation to make or issue any announcement required by law or by any stock exchange or by any governmental or regulatory authority, the relevant party shall give the other parties every reasonable opportunity to comment on any such announcement or release before it is made or issued and the approval of that other parties shall be required to any specific references therein to that party, its affairs or to BT LOOKSMART including its management (provided always that this shall not have the effect of preventing the party making the announcement or release from complying with its legal and stock exchange obligations, from making its quarterly or annual earnings releases, or from disclosing operating statistics and financial information including but not limited to forward-looking information regarding the business of the BT LOOKSMART Group to investors, potential investors and securities analysts).

29.  COSTS

     Subject to the terms of a Cost Sharing Agreement dated 19 January 2000 between LOOK and BT, each of the parties shall pay its own costs, charges and expenses incurred in connection with the preparation and implementation of this Agreement and the transactions contemplated by it. The costs of and incidental to the incorporation and establishment of BT LOOKSMART shall be borne and paid by BT LOOKSMART.


30.  LOOK Guarantee

30.1 In consideration of the payment to LOOK of the sum of US$1.00, receipt of which is hereby acknowledged, LOOK as primary obligor, irrevocably and unconditionally guarantees to the BT Shareholder due performance by LOOK BARBADOS or the LOOK Shareholder, as applicable, of all LOOK BARBADOS's (or the LOOK Shareholder's as applicable) obligations contained in this Agreement, the LOOK Licensing Agreement and the loan agreement to be entered into pursuant to the provisions of Clause 8.5.

30.2 The guarantee contained in this Clause 30 is a continuing guarantee and shall remain in full force and effect so long as any of the obligations of LOOK BARBADOS or the LOOK Shareholder remain to be fully performed or satisfied.

30.3 LOOK's liability under the guarantee contained in this Clause 30 shall not be discharged or impaired by:

     (a) anything which would not discharge it or affect its liability if it were the sole principal obligor;

     (b) the release of or granting of any time or any other indulgence to LOOK BARBADOS, the LOOK Shareholder or any third party; and

     (c) any other act, event or omission which would or might, but for this Clause 30 operate to impair or discharge LOOK's liability hereunder, other than a release in writing, under the hand of an authorised representative of BTH or the BT Shareholder as applicable or a deferral of all or part of such liability.

30.4 The BT Shareholder shall be entitled to take action against LOOK under this Clause 30 without first being obliged to take any action of any sort against LOOK BARBADOS or the LOOK Shareholder in connection with any failure to perform any obligation hereunder.

30.5 All payments to be made by LOOK shall be made in full without set-off or counterclaim and free and clear of any deduction whatsoever except to the extent permitted by law or where such a set-off, counterclaim or deduction would also have been available to LOOK BARBADOS (or the LOOK Shareholder, as applicable).

31.  BT Guarantee

31.1 In consideration of the payment to BT of the sum of US$1.00, receipt of which is hereby acknowledged, BT as primary obligor, irrevocably and unconditionally guarantees to the LOOK Shareholder due performance by BTH or the BT Shareholder, as applicable, of all BTH's (or the BT Shareholder's as applicable) obligations contained in this Agreement.

31.2 The guarantee contained in this Clause 31 is a continuing guarantee and shall remain in full force and effect so long as any of the obligations of BTH or the BT Shareholder remain to be fully performed or satisfied.

31.3 BT's liability under the guarantee contained in this Clause 31 shall not be discharged or impaired by:

     (a) anything which would not discharge it or affect its liability if it were the sole principal obligor;

     (b) the release of or granting of any time or any other indulgence to BTH, the BT Shareholder or any third party; and

     (c) any other act, event or omission which would or might, but for this Clause 31 operate to impair or discharge BT's liability hereunder, other than a release in writing, under the hand of an authorised representative of LOOK BARBADOS or the LOOK Shareholder as applicable or a deferral of all or part of such liability.

31.4 The LOOK Shareholder shall be entitled to take action against BT under this Clause 31 without first being obliged to take any action of any sort against BTH or the BT Shareholder in connection with any failure to perform any obligation hereunder.

31.5 All payments to be made by BT shall be made in full without set-off or counterclaim and free and clear of any deduction whatsoever except to the extent permitted by law or where such a set-off, counterclaim or deduction would also have been available to BTH (or the BT Shareholder, as applicable).


32.  ENTIRE AGREEMENT

     This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements with respect thereto, including without limitation that certain agreement between LOOK and BT dated 08 November 1999. Notwithstanding the foregoing, this Agreement does not supersede any of the Ancillary Agreements or the Cost Sharing Agreement between BT and LOOK dated 19 January 2000. It is agreed that:

     (a) no party has entered into this Agreement in reliance upon any representation, warranty or undertaking of the other parties which is not expressly set out or referred to in this Agreement;

     (b) a party may claim in contract for breach of warranty under this Agreement but otherwise shall have no claim or remedy in respect of misrepresentation (whether negligent or otherwise) or untrue statement made by the other parties;

     (c) this Clause shall not exclude any liability for fraudulent misrepresentation.

33.  CONFLICT WITH CONSTITUTIONAL DOCUMENTS


     In the event of any conflict between the provisions of this Agreement and the Memorandum of Association or the Bye-laws or other constitutional document of BT LOOKSMART, the provisions of this Agreement shall prevail as between the parties. The parties shall exercise all voting and other rights and powers available to them so as to give effect to the provisions of this Agreement and shall further (if necessary) procure any required amendment to the Memorandum of Association or the Bye-laws or other constitutional document of BT LOOKSMART.

34.  TERMINATION OF AGREEMENT

     This Agreement shall continue in full force and effect unless and until terminated with the written agreement of the parties.

35.  NOTICES

Address of notices

35.1 Any notice or other communication to be given hereunder shall either be delivered by hand or sent by first class post or facsimile transmission (provided that, in the case of facsimile transmission, the notice is confirmed by being delivered by hand or sent by first class post within 48 hours thereafter) as follows:

     (a)  LOOK
          Address: 625 Second Street, San Francisco, CA 94107, USA Fax No: (415) 348-7034

          Addressed for the personal attention of : Chief Executive Officer (with a copy to the General Counsel at the same address)

     (b)  LOOK BARBADOS
          Address: Hastings Business Services Limited, Hastings, Christ Church, Barbados
          Fax No:  (246) 437-7477
          Addressed for the personal attention of:  Chief Executive Officer

     (c)  BTH
          Address: Celtic House, Victoria Street, Douglas, Isle of Man
          Fax No: +44 1624 615654
          Addressed for the personal attention of: Chief Executive Officer With a copy to BT as set out below

     (d)  BT LOOKSMART
          Address: Clarendon House, 2 Church Street, Hamilton, HM CX, Bermuda Fax No: (441) 292-4720
          Addressed for the personal attention of: Chief Executive Officer (with a copy to the General Counsel at the same address)

          (e)  BT
          Address: 81 Newgate Street, London, EC1A 7AJ
          Fax No: + 44 171 356 6638
          Addressed for the personal attention of: The Group General Counsel

Changes

35.2 LOOK, LOOK BARBADOS, BTH, BT LOOKSMART or BT may change the address, fax number or the name of the person for whose attention notices are to be addressed by serving a notice on the other in accordance with this Clause.

Deemed Service

35.3 All notices given in accordance with Clause 34.1 shall be deemed to have been served as follows:

     (a)  if delivered by hand, at the time of delivery;

     (b) if posted, at the expiration of 5 Business Days after the envelope containing the same was delivered into the custody of the postal authorities;

     (c)  if communicated by facsimile, at the time of transmission;

     PROVIDED that where, in the case of delivery by hand or transmission by telex or facsimile, such delivery or transmission occurs after 6 p.m. on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9 a.m. on the next following Business Day. References to time in this Clause are to local time in the country of the addressee.

Proof of service

In providing service it shall be sufficient to prove that the envelope containing notice was properly addressed and delivered either to the address shown thereon or into the custody of the postal authorities as a pre-paid first class letter, or that the telex transmission was made and the recipient's answerback received or that the facsimile transmission was made after obtaining in person or by telephone appropriate evidence of the capacity of the addressee to receive the same, as the case may be.

36.  COUNTERPARTS

This Agreement may be executed in one or more counterparts each signed by one of the parties and such counterparts shall together constitute one agreement.

37.  GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of England. The Courts of England shall have non-exclusive jurisdiction to settle any disputes which may arise in connection with this Agreement.


AS WITNESS this Agreement has been signed by the duly authorised representatives of the parties the day and year first before written.